SCHEDULE A

Funds	Class
North Square Oak Ridge All Cap Growth Fund	A
I
North Square Oak Ridge Dividend Growth Fund	I
North Square Dynamic Small Cap Fund	I
North Square Multi Strategy Fund	A
I
North Square Oak Ridge Small Cap Growth Fund	A
I
North Square Strategic Income Fund	A
I
North Square Advisory Research All Cap Value Fund	I
North Square Altrinsic International Equity Fund	I
North Square McKee Bond Fund	I
Y